U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES EXCHANGE ACT OF 1934

                   Date of Report ...........September 2, 1998


                            Earth Sciences, Inc.
            (Exact name of registrant as specified in its charter)

                 Colorado                           0-6088
             (State of incorporation)       (Commission File Number)

                               84-0503749
                      (IRS Employer Identification No.)

               910 12th Street, Golden, Colorado        80401
         (Address of principal executive offices, including Zip Code)

   (Registrant's telephone number, including area code):   (303) 279-7641


Item 5.  Other Events.

Following is a portion of a Press Release made by Registrant on September 2, 1999:

  " Earth Sciences Reduces Expenditures in Calgary and Venezuela to Concentrate Resources on Growth of ADA-Environmental Solutions

Golden, CO- Earth Sciences, Inc. (OTCBB: ESCI) announced today that it has instituted measures to reduce cash flow deficits at two of its operations in order to accelerate the continued growth and profitability of its key wholly-owned subsidiary, ADA-Environmental Solutions LLC (ADA-ES). The improved air pollution technology provided by ADA-ES has been successful for over one year now, and acceptance by the utility industry is demonstrated in the three new units installed this year which are performing well. ADA-ES expects that the four successful installations to-date will lead to additional contracts in the near future.

"Our goal of attaining positive cash flow and profitability by the fourth quarter of 1999 has been hampered by lower than break-even production of our phosphate chemicals in Calgary and our continued exploration expenditures in
Venezuela," said Mark McKinnies, president of ESCI.   "The measures announced
today will allow us to continue generating cash flow and profits from ADA-ES, while we seek the capital necessary for the Calgary phosphate operations to be a positive contributor to the bottom line."

ADA-ES - The proprietary technology sold by ADA-ES allows coal-burning utilities to better control flue gas particle emissions. The four operating units are located in Wisconsin, Louisiana, Iowa and Oregon. This technology is helping the respective utilities lower fuel costs, avoid expensive capital modifications and meet emission standards. Revenues from the ongoing proprietary chemical sales for these units are generating positive net cash flow and profitability for ADA-ES on a stand-alone basis.

                  Measures to Reduce Cash Flow Deficit
Calgary Purified Phosphates - The phosphate production facility in Calgary has overcome technical problems that plagued it last year. In the month of August 1999, the facility demonstrated the ability to produce a high quality product and its production capacity. However, overcoming the technical problems encountered in start up has depleted the Company's working capital. Currently, the available working capital is inadequate to build the inventories of raw material and finished goods necessary to sustain routine production and achieve positive cash flow. Operations at the facility have been temporarily suspended to reduce cash flow deficits while the Company seeks sources of funding for working capital, expansion of capacity and food-grade production estimated to total $2.5 million. This temporary suspension will have no significant effect on ADA-ES operating units.

Venezuelan Mineral Exploration - The Company has closed two of its three field offices and halted all significant exploration activities in Venezuela. Limited availability of funds, lack of progress on the several concessions already applied for, and recent turmoil in the Venezuelan Congress have influenced the Company's decision to reduce activities to a minimum while maintaining the positions it does hold. The Company would expect to reactivate its exploration program if, and when, conditions change."


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Earth Sciences, Inc.
                                        -----------------------
                                           (Registrant)

                                        /s/  Mark H. McKinnies
Date:  September 10, 1999              --------------------------------
       ------------------
                                        Mark H. McKinnies, President